Exhibit 10.12

THERAPIX BIOSCIENCES

Date: ______

To

Mrs./Mr.

Letter of Indemnity

The Company’s remuneration committee and the board of directors resolved on _______ and the Company’s general meeting resolved on ______ to grant you this indemnity obligation, in the form acceptable in the Company with respect to Officeholders, all as set forth in this Letter of Indemnity (hereinafter: “the Indemnity Resolution”).

Accordingly, we hereby inform you that as you are currently serving and/or have been serving and/or may be serving in the future as an Officeholder in the Company and/or any of its subsidiaries and/or affiliates and/or currently employed and/or were employed and/or may be employed in the future by the Company and/or any of its subsidiaries and/or affiliates, the Company hereby acknowledges and undertakes towards you, subject to the provisions of any law, as follows:

1.	Indemnity Obligation

Subject to the provisions of the law, the Company hereby undertakes to indemnify you for any liabilities or expenses, as set forth in section 2 below, for which you will be held liable due to one or more of the following:

(a)	Your acts and/or anything deriving therefrom by virtue of your employment and/or service as an Officeholder in the Company and/or any of its subsidiaries and/or affiliates, as applicable, from time to time.

(b)	Your acts and/or anything deriving therefrom by virtue of your service as an Officeholder, employee or agent of the Company for another corporation in which the Company directly and/or indirectly holds securities (hereinafter: “Another Corporation”).

Including for any acts made by you prior to the granting date of this Letter of Indemnity, provided the maximum amount of such indemnity does not exceed the Maximum Indemnity Amount set forth in section 3 below for all types of liabilities and/or expenses in the aggregate and with respect to all of the Company’s Officeholders as a whole.

In this Letter of Indemnity:

“Officeholder”	-	as such term is defined in the Companies Law, 5759-1999, including any employee to whom the Company resolves to provide a Letter of Indemnity.

"Acts" or anything deriving therefrom"	-

as such term is defined in the Companies Law, 5759-1999, including any resolution and/or omission as well as all act made by you prior to the date of this Letter of Indemnity during the terms in which you were employed by the Company and/or any of its subsidiaries and/or affiliates and/or during the terms in which you served as an Officeholder of the Company and/or any of its subsidiaries and/or affiliates and/or Another Corporation as defined above.

2.	Causes for Indemnity

The indemnity obligation as set forth in section 1 above will apply to any liability or expense indemnifiable under the law and the Articles of Association of the Company, as follows:

2.1	Financial liability imposed on you in favor of another person pursuant to any judgment, including any settlement confirmed as judgment or an arbitrator's award which has been confirmed by the court, directly or indirectly connected to one or more of the Events set forth in the supplement to this Letter of Indemnity (hereinafter: “the Supplement”) or any part thereof (hereinafter: “Specified Events”), provided the Maximum Indemnity Amount for each of the Specified Events shall not exceed the amount stipulated in the Supplement, linked to the increase in the Consumer Price Index’s from the execution date of this Letter of Indemnity and until the actual indemnity date, for any of the Specified Events, on the basis of each Event and each of the Company's Officeholders separately (hereinafter: “the Final Liability”);

2.2	Reasonable litigation expenses, including attorneys’ fees, expended by you pursuant to an investigation or proceedings conducted against you by a competent authority authorized to hold such investigation or bring such proceedings and which were concluded without an indictment filed against you and without imposing a financial liability on you in lieu of criminal proceedings, or which were concluded without filing an indictment against but with the imposition of financial liability in lieu of criminal proceedings for an offense which does not require proof of criminal thought (mens rea); in this paragraph:

"Conclusion of proceedings without an indictment being filed in a matter for which a criminal investigation was commenced" - means closing of the file in accordance with Section 62 to the Criminal Procedure Law [Combined Version], 5742-1982 (in this subsection - "the Criminal Procedure Law"), or stay of proceedings by the Attorney General under Section 231 of the Criminal Procedure Law;

"Financial liability imposed in lieu of criminal proceedings" - means a financial liability imposed by law as an alternative to criminal proceedings, including an administrative fine pursuant to the Administrative Offenses Law, 5746-1985, a fine for committing an offense categorized as a finable offense pursuant to the provisions of the Criminal Procedure Law, monetary sanction or ransom.

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2.3	Reasonable litigation expenses, including attorneys' fees, expended by you or charged to you by a court, in proceedings filed against you by the Company or on its behalf or by another person, or in a criminal charge from which you will be acquitted, or in a criminal charge of which you will be convicted for an offense which does not require proof of criminal thought (mens rea).

2.4	Expenses expended by you in connection with administrative enforcement proceedings concerning you, including reasonable litigation expenses, including attorneys’ fees.

In that regard:

“Administrative enforcement proceedings” - any proceedings under Chapter H3, H4 or I1 of the Securities Law.

“The Securities Law” - the Securities Law, 5728-1968, as amended from time to time.

2.5	Payment to an Injured Party, as set forth in Section 52(54)(a)(1)(a) of the Securities Law (“Payment to an Injured Party”).

2.6	Any other liabilities or expenses indemnifiable under the Companies Law.

Litigation expenses as set forth in sections 2.2, 2.3 and 2.4 above, hereinafter: “the Litigation Expenses”.

3.	Indemnity Amount

3.1	Aggregate Indemnity Amount

The total indemnity amount to be paid by the Company to all the Company’s Officeholders (including any employee to whom the Company decides to grant a Letter of Indemnity) in the aggregate pursuant to all the Letters of Indemnity issued or as shall be issued to them by the Company under the Indemnity Resolution (hereinafter: “ the Letters of Indemnity”) shall not exceed an amount equivalent to 25% of the Company’s effective equity, plus all the amounts to be received from the insurance company, if any, as part of the insurance for the Company’s Directors and Officeholders, taken out or to be taken out in the future by the Company from time to time for the Final Liability and/or Litigation Expenses and/or Payment to an Injured Party (hereinafter: “the Maximum Indemnity Amount”). For this purpose “the Company’s effective equity” - means the amount of the Company’s equity as reflected in its recent consolidated financial statements as of the the payment date of the Indemnity.

It is hereby clarified that payment of the Indemnity Amount as aforesaid, shall not derogate from your entitlement to receive insurance proceeds, including with reference to the Specified Events set forth in the Letter of Indemnity insured by an insurance company which the Company may receive from time to time in your favor, if any, under any Directors & Officers Liability insurance taken out by the Company.

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Without derogating from the provisions of section 5.6 below, it is expressly emphasized that the Company’s payments shall only constitute an “additional layer” above the total insurance proceeds to be paid by the insurer and/or above any indemnification from any party other than the Company, to the extent such are paid, provided that you will not receive double compensation for any liability or expense which is indemnifiable as set forth in section 2 above and that in the event you receive an indemnity from the Company’s insurer under a Directors & Officers Liability policy or by virtue of any other indemnification agreement, in the matter of the indemnity, the indemnity shall be provided in the amount of the difference between the amount of the Financial Liability imposed on you and legal expenses and the amount received under the insurance policy or the other indemnification agreement in this matter, provided the Indemnity Amount undertaken by the Company does not exceed the Maximum indemnity Amount. In addition, it is emphasized that this indemnity obligation does not constitute a contract in favor of a third party, including any insurer and may not be assigned, and the insurer shall not be entitled to demand any participation from the Company in the payment undertaken by the insurer pursuant to the insurance agreement entered with the insurer, save for the deductible stipulated in such agreement.

To the extent that the total Indemnity Amounts payable by the Company at any time, plus all the Indemnity Amounts already paid by the Company prior to that date under the Letters of Indemnity, exceed the Maximum Indemnity Amount, then the Maximum Indemnity Amount or the balance thereof, as the case may be, shall be distributed among the Company’s Officeholders entitled to such Indemnity Amounts for demands made by them to the Company under the Letters of Indemnity and outstanding prior to such date, in such manner that the actual Indemnity Amount received by each Officeholder shall be calculated pro rata, to the Indemnity Amount due to each such Officeholders and the Indemnity Amount due to all such Officeholders in the aggregate, on that date, for their demands.

If the Company has paid Indemnity Amounts to the Company’s Officeholders in the sum of the Maximum Indemnity Amount, the Company shall not be liable for any additional Indemnity Amounts, unless payment of the additional Indemnity Amounts is approved by the Company’s competent organs authorized to duly approve such increase on the payment date of the additional Indemnity Amounts and subject to an amendment of the Company’s Articles of Asosciation, if required under the law.

3.2	The Indemnity Amount for Specified Events

Subject to the aforesaid in section 3.1, the Indemnity Obligation for any of the Specified Events shall be limited, with reference to each Officeholder in the Company and each Event severally, in the amount of the liability or expense indemnifiable as aforesaid, but not beyond the Maximum Indemnity Amount with respect to each of the Specified Events.

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4.	Interim Payments

Upon the occurrence of any Event for which you may become entitled to indemnity in accordance with the above, the Company shall make available to you, from time to time, the amounts of money required to cover the various expenses and other payments involved in the handling of any legal proceedings against you in connection with such Event, including investigation proceedings, so that you will not be required to pay or finance such amounts by yourself, all subject to the terms and conditions set forth in this Letter of Indemnity. It is emphasized that the Company shall not demand any securities from you as condition for the transfer of the above amounts.

In the event that the Company has paid you, or in your stead, any amounts in the framework of this Letter of Indemnity in connection with legal proceedings as aforesaid, and it is subsequently found that you were not entitled to any indemnity from the Company for such amounts, the provisions of section 5.8 below shall apply.

5.	Terms and Conditions of Indemnity

Without derogating from the generality of the foregoing, the indemnity under this Letter of Indemnity is subject to the following terms and conditions:

5.1	Indemnity Notice

You must notify the Company promptly about any legal proceedings and/or investigation by a competent authority, authorized to hold such investigation or bring such proceedings, commenced or threatened against you in connection with any Event for which indemnity may apply (collectively and severally referred to as: “the Proceedings”), immediately upon becoming aware of such Proceedings for the first time (hereinafter: “the Indemnity Notice”) and deliver to the Company and/or anyone directed by the Company any documents provided to you and/or in your possession in connection with these Proceedings.

Failure to provide the Indemnity Notice as aforesaid shall not release the Company from any of its obligations under this Letter of Indemnity, save where such non delivery of the Indemnity Notice materially affects the Company’s rights to defend a claim in its name (where also the Company is sued in such Proceedings) and/or in your name and the scope of such damage.

5.2	Defense Process

The Company may assume the handling of your defense against the above Proceedings and/or empower an attorney to handle same to be chosen by the Company for this purpose (except where such attorney is not acceptable to you based on reasonable grounds). The Company and/or the said attorney shall act in the framework of the above Proceedings to conclude the same; the Attorney appointed by the Company shall act and owe fiduciary duties towards you and the Company. In the event that during your defense against such Proceedings a conflict of interests arises between you and the Company, the said attorney shall notify you of such conflict of interests and you shall be entitled to appoint an attorney on your behalf to handle your defense and the provisions of this Letter of Indemnity shall apply to any expenses which may be incurred by you as a result of such appointment of an attorney. The Company shall not be entitled to conclude such Proceedings by means of settlement and/or arrangement and/or agree to any settlement and/or arrangement which would result in an obligation on the part of the Company to pay amounts for which you would not be entitled to indemnity under this Letter of Indemnity and for which such amounts would not be paid under any Directors & Officers Liability insurance to be procured, if any, by the Company and/or any of its subsidiaries and/or affiliates and/or Another Corporation, unless the Company has obtained your prior written consent for such settlement. Moreover, the Company may not resolve the dispute which is the subject matter of such Proceedings by arbitration or mediation or reconciliation, without your prior written consent, provided your consent shall not be withheld except for reasonable grounds to be provided by you to the Company in writing. For the avoidance of doubt, the Company shall bear all the associated expenses, regardless of whether the dispute is referred for settlement by way of arbitration or mediation or reconciliation or otherwise.

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Notwithstanding the foregoing, the Company may not conclude such Proceedings by way of settlement and/or arrangement and/or resolve such Proceedings by arbitration or mediation or reconciliation in case such involve criminal charges against you, unless you give the Company your prior written consent. You may refuse to provide such consent as mentioned in this paragraph at your exclusive discretion and without being required to provide the grounds for your refusal.

If within 7 days after receipt of the Indemnity Notice by the Company, as aforesaid, the Company does not assume the handling of your defense against these Proceedings, or in case you object the representation by the Company’s attorneys for reasonable grounds or concern for potential conflict of interests, you may refer your representation to an attorney of your choosing and the provisions of this Letter of Indemnity shall apply to any expenses incurred due to such appointment.

5.3	Cooperation with the Company

At the request of the Company, you shall sign any documents empowering the Company and/or any such attorney to handle your defense against such Proceedings on your behalf and to represent you accordingly.

You shall cooperate with the Company and/or any such attorney and comply with all insurers’ instructions under any Directors & Officers Liability policy in which the Company and/or you may enter in connection with the defense against the above Proceedings, in any reasonable manner as shall be demanded of you by any of the above as part of their handling of such Proceedings, provided the Company or the insurance company, as the case may be, see to the covering of all your expenses in connection therewith, so that you shall not be required to pay or finance such yourself, all subject to the provisions of section 1 and 3 above.

5.4	Cover of Liabilities

Regardless of whether the Company acts in accordance with the provisions of section 5.2 above or not, the Company shall see to the covering of the liabilities and expenses as set forth in section 2 above, in such manner that you shall not be demanded to pay or finance such yourself, all without derogating from the indemnity promised to you under the provisions of this Letter of Indemnity and/or the insurance policy taken out by the Company from time to time, if any, all subject to the provisions of sections 1 and 3 above.

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5.5	Indemnity shall not Apply in cases of Settlement or Admission

The indemnity in connection with any Proceedings against you, as provided in this Letter of Indemnity, shall not apply to any amounts due from you to a claimant as consequence of such settlement or arbitration, unless the Company agrees in writing to such settlement or to conduct such arbitration, as the case may be; the Company, however, shall not withhold its consent other than for reasonable grounds.

Furthermore, the indemnity shall not apply in the event you admit a criminal charge for an offense which does not require proof of criminal thought (mens rea), unless the Company has provided its prior written consent to such admission.

5.6	Indemnity shall not Apply in cases of Third Party Indemnification or Insurance

The Company shall not be required to pay any amounts under this Letter of Indemnity for any events whatsoever, to the extent such amounts were actually paid to your or for you or on your behalf by any means in the framework of the Company’s Directors & Officers Liability insurance, or any other third party indemnification other than the Company’s.

With reference to the Company’s indemnity obligation for any prior or future acts by you by virtue of your being an Officeholder and/or your employment by the Company and/or any subsidiary and/or affiliate and/or Another Corporation (collectively and severally referred to as: “the Liable Corporation”) the following provisions shall also apply:

(a)	The Company shall not be required to pay any amounts under this Letter of Indemnity which you shall become entitled to receive and actually receive from the Liable Corporation in the framework of an insurance policy made by the Liable Corporation and/or pursuant to an undertaking in advance to indemnify or under a permission to indemnify provided by the Liable Corporation.

(b)	If your demand to receive indemnity and/or insurance coverage for any acts made by you by virtue of your service at the Liable Corporation which may be indemnifiable under this Letter of Indemnity is rejected by the Liable Corporation or the Liable Corporation’s insurance company, as the case may be, the Company shall pay you under this Letter of Indemnity amounts to which you may become entitled hereunder, if you become entitled to such amounts and you shall assign to the Company your rights to receive such amounts from the Liable Corporation and/or under the Liable Corporation’s insurance policy and authorize the Company to collect such amounts in your name, to the extent that such authorization is required for the purpose of complying with the provisions of this section. In this matter, you hereby undertake to sign any documents which may be demanded by the Company for assigning such rights and authorizing the Company to collect such amounts in your name.

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(c)	For the avoidance of doubt, it is clarified that nothing in this Letter of Indemnity shall be interpreted as conferring upon the Liable Corporation and/or any third party any rights whatsoever towards the Company, including, without derogating from the generality of the aforesaid, the right to claim and/or demand any payment from the Company as participation in the indemnity and/or the insurance coverage afforded to your by the Liable Corporation for your acts in your capacity with the Liable Corporation.

5.7	Payment of Indemnity

Upon your request to receive any payment in connection with an Event under this Letter of Indemnity, the Company shall take all necessary actions under the law to pay such amount and shall act to procure any required approval in this matter, if any. If an approval for any such payment is required and such payment is not approved for any reason whatsoever, then such payment or any unapproved part thereof, shall be subject to the approval of the court and the Company shall act to obtain such approval.

5.8	Return of Indemnity Amounts Paid

In the event that the Company has paid you, or in your stead, any amounts in the framework of this Letter of Indemnity in connection with Proceedings as aforesaid, and it is subsequently found that you were not entitled to any indemnity from the Company for such amounts, such amounts shall be deemed as a loan provided to you by the Company, that shall bear interest in the minimum rate, as determined from time to time under the law to avoid any tax liable benefit in the hands of the loan recipient and you shall be required to repay such loan to the Company, together with value added tax for the interest in accordance with the law, pursuant to a payment arrangement as determined by the Company (as of the date of signing this Letter of Indemnity such interest rate is 4%), provided such amounts are fully paid to the Company by no later than 6 months after the date on which the Company became aware that you were not entitled to indemnity for the said amounts.

5.9	Providing Securities in favor of Insurer

Notwithstanding that stated above in this Letter of Indemnity (including section 4 above) and since as set forth in section 3.1 above the Company’s payments constitute an “additional layer” above the insurance proceeds to be paid to you by the insurer, if any, then upon the occurrence of any Event which may entitle you to indemnity, for which you may be required to incur various expenses and payments for the handling of legal proceedings conducted against you in this matter and connected to such Event, you are required to first contact the insurer to receive the funds necessary to cover such expenses and payments. For this purpose, the Company undertakes to make available to the insurer all the necessary securities demanded by the insurer, if any, in order to receive such funds, provided that the scope of said securities does not exceed the Maximum Indemnity Amount, as defined below.

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To the extent it is subsequently discovered that you were not entitled to receive such amounts, if any, from the insurer, you shall be obligated to immediately return such amounts to the insurer in order to allow the release of the securities provided by the Company in favor of the insurer. If you fail to comply with the aforesaid, such securities provided by the Company to the insurer and realized by the insurer shall be considered as a loan in accordance with the provisions set forth in section 5.8 above, mutatis mutandis.

6.	Indemnity Period

The Company’s undertakings under this Letter of Indemnity shall indefinitely inure to your benefit and/or to the benefit of your estate, even following the termination of your employment with the Company and/or your service as Officeholder in the Company and/or any of its subsidiaries and/or affiliates and/or Another Corporation as defined above, as the case may be, provided such acts for which such indemnity is provided took place during the course of your employment with the Company and/or your service as Officeholder in the Company and/or any of its subsidiaries and/or affiliates and/or Another Corporation.

7.	The Company’s undertakings under this Letter of Indemnity shall be broadly interpreted and in a manner intending to uphold them and comply, to the extent permitted under the law, with the purposes of this Letter of Indemnity. In the event of a conflict between any provision in this Letter of Indemnity and the provisions of any law which cannot be stipulated against, or which may not be amended or supplemented, such provision of the law shall prevail, but without derogating from and/or affecting the validity and effect of the other provisions of this Letter of Indemnity.

8.	This Letter of Indemnity shall come into effect upon your signing a copy of this Letter where indicated and delivery of the signed copy to the Company.

9.	Nothing in this Letter of Indemnity shall be interpreted as derogating from any of the provisions of the Letter of Exemption granted to you by the Company, if any.

10.	The Supplement hereto constitutes an integral part hereof.

11.	This Letter of Indemnity shall be governed by Israeli Law and the competent court in Tel Aviv shall have exclusive jurisdiction to hear any disputes arising from this Letter of Indemnity.

In witness whereof, the Company has hereunto set its hand:

Date:____________  __________________________________________

Therapix Biosciences Ltd.

I, the undersigned, hereby acknowledge receipt of this Letter of Indemnity and confirm my agreement to the terms and conditions hereof including the provisions of section 5.8 above.

___________________

[Name and Signature]

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The Supplement

	The Specified Events	Final Liability (NIS)[1]
1	Any claim or demand made by a customer, supplier, contractor or any third party that engage in any type of business with the Company, its subsidiaries, affiliates or Another Corporation as such term is defined above (collectively and/or severally referred to in this Supplement as: “the Company”), including with respect to the conducting of negotiations with the above.	5,000,000
2	Any claim or demand made in connection with a transaction, regardless of whether such transaction was conducted in the Company’s ordinary course of business or not, including for acceptance of credit, sale, lease, transfer or purchase of assets or liabilities, including securities and receipt and/or providing an option for such sale, lease, transfer or purchase of assets or liabilities.	20,000,000
3	Any claim or demand made by employees, consultants, agents or other individuals or an entity employed by, or providing services to, the Company in connection with compensation owing to them or damages sustained by them or liabilities incurred by them in connection with their employment by the Company or their engagement with the Company, including Events associated with employees’ terms of employment and labor relations, including employees’ promotion, processing pension arrangements, insurance and savings plans, granting securities and other benefits.	2,000,000
4	Any claim or demand concerning a failure to disclose or to a supply any kind of information on the due date for disclosure under the law, or in connection with an erroneous or faulty disclosure of such information, to third parties, including to the holders of the Company’s securities, or to prospective holders of securities, including with reference to an issuance, allocation, distribution, purchase, holding or connection to the Company’s securities or any other investment activities involving or affected by the Company’s securities. Without derogating from the generality of the aforesaid, this Event shall also apply to a public offering of securities pursuant to a prospectus, private offering, exchange tender offer or other offering of securities. Any claim or demand concerning a failure to disclose or to supply any kind of information on the due date for disclosure under the law, or in connection with an erroneous or faulty disclosure of such information to third parties, including to the income tax authorities, value added tax authorities, the National Insurance Institute of Israel, the Israeli Investment Center, local authorities, the Ministry of the Environment and any other governmental or institutional entities or professional or other unions.	40,000,000

[1]	The amounts listed below are linked to the increase in the Consumer Price Index from the execution date of this Letter of Indemnity and until the actual indemnity date.

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5	Any claim or demand concerning any Event arising from or connected to the issuance of the Company’s securities to the public or a private issuance (including, without limitation, claims based on a prospectus published by the Company, or a disclosure or failure to disclose any details therein, or reporting or failure to report any matters following the issuance, or compliance or non compliance with the provisions of any relevant securities laws) and including any claim or demand concerning all matters ought to be disclosed in such prospectus, including any draft thereof, occurring prior to the date of such prospectus, or thereafter during the period commencing on the date of such prospectus and ending upon conclusion of the subscription period which were not duly disclosed in such prospectus as required under the law or in later reporting of the Company (hereinafter: “Misleading or Deficient Reporting”), provided that immediately after becoming aware of such Misleading or Deficient Reporting in the prospectus, the Officeholder duly acted as required under the law. In this matter, “reporting” - including interim reports, immediate reports, financial statements and any other reporting required of the Company or the Officeholder under any law.	40,000,000
6	Any claim or demand instituted on the basis of any actual or alleged cause of action or misuse of any third party intellectual property by the Company or anyone on its behalf, including the breach of various patent rights.	1,000,000
7	Any claim or demand instituted by a lender or creditor or relating to moneys loaned by them, or debts owing to them by the Company.	35,000,000
8	Any claim or demand filed by a third party that sustained an injury or damage to a business or personal property, including loss of use of such business or personal property during the course of an act or omission attributed to the Company, or to any of its employees, agents, respectively, or other persons operating or purporting to operate on behalf of the Company.	1,000,000
9	Any claim or demand made directly or indirectly in connection with a full or partial omission by the Company, or its Officeholders, directors or employees, in anything relating to payment, reporting, or documentation of documents, to any state, foreign or municipal authorities or any payment required under the laws of the State of Israel and any other country, including the payment of income tax, sales, appreciation or transfer taxes, excise, value added tax, stamp tax, customs, national insurance, salaries or delay in payment of salaries to employees or other delays, including any type of interest and linkage differentials.	10,000,000
10	Any claim or demand instituted by purchasers, owners, lessors, leasees or other holders of assets or products of the Company, or individuals engaged with such products, for loss or damage arising from use of such assets or products.	20,000,000

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Any administrative, public or judicial actions, orders, judgments, claims, demands, letters of claims, instructions, arguments, charges, attachments, investigation proceedings, or notices on non compliance or violations from any governmental authorities or other entities asserting potential liability or accountability (including enforcement expenses, investigations, governmental reactions, cleaning, removal or repair for any damage to natural resources, soil damages, bodily injuries or fines or donations, indemnification, recuperation expenses, compensation) resulting from the aforesaid, in Israel or outside Israel based on or connected to:

Any occurrence of fluids release, discharge, leaking, flooding, spill, disposal, emission, leaching or migration into the environment on and/or under and/or above land (hereinafter, collectively: “Pollution”) or hazards of Pollutions or exposure to any kind of dangerous, explosive, toxic or radioactive substances, waste or other materials that are subject to regulatory duties pursuant to environmental laws, at any location belonging to, operated by, rented or managed by the Company.

Circumstances creating any kind of violation of environmental laws, environmental licenses or permits or any additional authorizations required under the environmental laws.

		5,000,000
12	Any administrative, public or judiciary acts, orders, judgments, claims, demands, letters of demands, instructions, arguments, investigations, proceedings, or notices on non compliance or violations of any governmental authorities or other entities asserting non compliance with the provisions of any law, regulation, order, ordinance, rule, custom, directive, licensing or judgment by the Company or by the Company’s Officeholders in their capacity in the Company.	5,000,000
13	Any claim or demand with reference to the restructuring or reorganization of the Company or any related resolution, including without derogating from the generality of the foregoing, merger, split, modification of the Company’s share capital, incorporation of subsidiaries, dissolution or sale of subsidiaries to third parties.	5,000,000
14	Any claim or demand with reference to any resolutions or acts of the Company or any Officeholder in his/her capacity as Officeholder of the Company, after conducting examinations and consultations appropriate for such types of resolutions or actions, including resolutions adopted at the Company’s board of directors or any of its committees.	5,000,000
15	Any claim or demand with reference to any expressions, statements, including statements of opinion or position or voting at general meetings of corporations and/or other organs of such corporations by an Officeholder in his/her capacity as Officeholder of the Company.	3,000,000
16	Any claim or demand with reference to any opinion of the Company’s board of directors in the context of a tender offer to offerees, as to the feasibility of a special tender offer in accordance with the provisions of Section 329 of the Companies Law, 5759 - 1999 or a failure to provide such opinion.	10,000,000
17	Any claim or demand which refer to any of the Events set forth above, in connection with the Officeholder’s service with any of the subsidiaries and/or affiliates of the Company and/or Another Corporation, all in his/her capacity as Officeholder and/or employee of any of the above companies.	10,000,000

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18	All acts associated with the performance of a transaction in the field of insurance or acts that resulted in a failure to procure appropriate insurance arrangements, including the engagement with reinsurers and/or agents and/or insurers and/or insureds and/or other customers.	10,000,000
19	Any acts in connection with a distribution, including the purchase of shares of the Company, provided that indemnification for such act does not constitute a breach of any law.	15,000,000
20	Any claim or demand filed in connection with sale or purchase transactions or holding marketable securities for or on behalf of the Company.	20,000,000
21	Any claim or demand instituted in connection with an investment transaction considered and/or made by the Company in any securities, conducted in the stages prior to and/or following such investment transaction, for the purpose of entering into the transaction, its execution, development, follow-up or supervision.	20,000,000
22	Any claim and demand instituted by holders of the Company’s securities, including the Company’s shareholders, including holders of future securities (including shares) of the Company or creditors of the Company, for breach of the companies laws, securities laws or any other law conferring causes of action upon the above.	40,000,000
23	Any claim or demand instituted in connection with an application to or appointment of a receiver for all or part of the assets of the Company and/or its subsidiaries and/or affiliates and/or a dissolution application against the Company and/or its subsidiaries and/or affiliates and/or any other proceedings filed for the purpose of settlement or arrangement with the creditors of the Company and/or of its subsidiaries and/or affiliates.	20,000,000
24	Acts in connection with, without limitation and without derogating from the generality of the foregoing, the purchase or sale of companies, legal entities or properties, as well as Events, directly or indirectly relating to business antitrusts, including restrictive arrangements, monopolies, splits or mergers and any legal or other consequences arising therefrom.	20,000,000
25	Any claim or demand instituted with reference to any required reporting or notice and/or the failure to provide a report or notice under the Companies Law, 5759-1999 and/or the Securities Law, 5728-1968, including the regulations promulgated thereunder, or pursuant to any similar foreign laws and regulations, or the applicable rules or directives of any Israeli and/or foreign stock exchange.	40,000,000

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Schedule to Exhibit 10.12

The following directors and executive officers are parties to Indemnification Agreements with the Company which are substantially identical in all material respects to the representative Indemnification Agreement filed herewith and are dated as of the respective dates listed below. The other Indemnification Agreements are omitted pursuant to Instruction 2 to Item 601 of Regulation S-K.

Name of Signatory	Date

Dr. Ascher Shmulewitz	February 24, 2016
Chairman of the Board of Directors

Dr. Elran Haber	November 29, 2015
Chief Executive Officer

Guy Goldin	November 29, 2015
Chief Financial Officer

Doron Ben Ami	February 24, 2016
Chief Strategy Officer

Dr. Adi Zuloff-Shani	February 24, 2016
Chief Technologies Officer

Amit Berger	February 24, 2016
Director

Abraham (Avi) Meizler	February 24, 2016
Director

Dr. Yafit Stark	February 24, 2016
Director

Micha Jesselson	February 24, 2016
Director

Zohar Heiblum	February 24, 2016
Director